EXHIBIT 99.1



                                                          FOR IMMEDIATE RELEASE
                                                          For More Information
                                                          Smithfield Foods, Inc.
                                                          Aaron D. Trub
                                                          757-365-3000


              SMITHFIELD FOODS REACHES AGREEMENT WITH
         CONTROLLING SHAREHOLDERS OF SCHNEIDER CORPORATION

         Norfolk, Virginia, December 18, 1997 - Smithfield Foods, Inc. (NASDAQ:SFDS) today announced that it has reached an agreement with the members of the Schneider Family who control approximately 74% of the voting shares of Schneider Corporation (Toronto:SCD.TO) on the terms of a proposed offer to purchase such shares which the family members have irrevocably agreed to accept.

         Under the proposed offer, Smithfield Foods will offer to acquire any and all Common Shares and Class A Shares of Schneider on the basis of .5415 of an exchangeable share of a newly incorporated, wholly-owned Canadian subsidiary of Smithfield Foods. Each whole exchangeable share may be exchanged for one share of common stock of Smithfield Foods. For purposes of establishing the exchange ratio, the parties have agreed on a value for the Schneider shares of Cdn. $25 per share and of U.S. $32.50 for each Smithfield Foods common share. The exchangeable shares will have voting, dividend and liquidation rights that are, as nearly as practicable, equivalent to those of the Smithfield Foods common stock. The exchange offer is intended to provide a tax-free rollover to Schneider's Canadian shareholders.

         The terms and conditions of the offer are to be set forth in a registration statement that will be filed promptly with the Securities and Exchange Commission. The exchange offer will commence after the registration statement is declared effective by the SEC. The exchange offer will be conditional upon, among other things, the receipt of all necessary governmental and regulatory approvals and consents and the absence of material adverse changes in Schneider Corporation.

         Smithfield Foods has learned that in response to its offer, Schneider Corporation has waived the application to its proposed offer of the Schneider Shareholder Rights Plan.

         Smithfield Foods has stated that it intends to account for this transaction on a "pooling of interests" basis under the United States generally accepted accounting principles.


FORM 8-K                    DECEMBER 18, 1997                             PAGE 4

         "Schneider  Corporation is a natural fit for Smithfield  Foods," Joseph
W. Luter, III, chairman and chief executive officer, said. "The acquisition of Schneider extends our market penetration into Canada and makes Smithfield Foods an international player," he stated. The addition of the Schneider brand, which is the number one processed meats brand in Canada, meshes well with Smithfield's strategy to sharply increase the processed meats area of its business as well as its efforts to become a more marketing driven company.

         Schneider products include bacon, hams, sausages, specialty sausage, wieners, sliced meats, deli meats and grocery entrees. Schneider had sales of Cdn. $813.4 million in its fiscal year ended October 25, 1997.

         Luter said that Schneider, like the Company's other major subsidiaries, will have a great deal of autonomy in operating its business. "The strengths that each company brings to the other, as well as certain profit-enhancing synergies inherent in the transaction, will make both more profitable going forward," Luter stated.

         Luter said he expects that Schneider will be accretive to Smithfield Foods' earnings in fiscal 1999.

         Smithfield Foods is the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States. The Company's brands include Smithfield Lean Generation Pork, Smithfield Premium, Gwaltney, Patrick Cudahy, John Morrell, Lykes, Esskay, Kretschmar, Valleydale, Jamestown, Dinner Bell, Realean, Patrick's Pride, Great, Tobin's First Prize, Peyton's and others. Smithfield Foods had sales of $3.87 billion for the fiscal year ended April 27, 1997.

         This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of capital stock of Smithfield Foods. Such securities may not be sold or exchanged nor may offers to buy or exchange be accepted prior to the time the registration statement becomes effective.

         This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include, among other information, statements concerning Smithfield Foods' outlook for fiscal 1998 and beyond, as well as statements describing the anticipated synergies of the proposed acquisition of Schneider and their effect on the profitability of Smithfield Foods. There may also be other statements of beliefs, future plans and strategies, anticipated events or trends and similar


FORM 8-K                    DECEMBER 18, 1997                             PAGE 5
expressions concerning matters that are not historical facts. The forward-looking information and statements in this news release are subject to risks and uncertainties, including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments, that could cause actual results to differ materially from those expressed in or implied by the information or statements.


FORM 8-K                    DECEMBER 18, 1997                             PAGE 6